Exhibit 5.1

Charles J. Bair

+1 858 550 6142

cbair@cooley.com

July 19, 2024

Cidara Therapeutics, Inc.

6310 Nancy Ridge Drive, Suite 101

San Diego, California 92121

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Cidara Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale of up to 16,800,000 shares of the Company’s common stock, $0.0001 par value (the “Common Stock”), consisting of (i) 2,469,250 shares (the “Shares”) of Common Stock that are currently outstanding and (ii) up to 14,330,750 shares (the “Conversion Shares”) of Common Stock issuable upon conversion of shares (the “Preferred Shares”) of the Company’s Series A Convertible Voting Preferred Stock, par value $0.0001 per share (the “Preferred Stock”). The Shares were issued, and the Conversion Shares are issuable, upon conversion of shares of Preferred Stock issued by the Company pursuant to that certain Securities Purchase Agreement (the “Purchase Agreement”) dated April 23, 2024.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Purchase Agreement, the Company’s certificate of incorporation and bylaws, each as currently in effect, and such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state antifraud law, rule or regulation relating to securities or to the sale or issuance thereof.

We express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company or other matters cause the Preferred Shares to be convertible into more shares of Common Stock than the number available for issuance by the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable and the Conversion Shares, when issued upon conversion of the Preferred Shares in accordance with the terms of the Preferred Stock, will be validly issued, fully paid and nonassessable.

Cooley LLP 10265 Science Center Drive San Diego, CA 92121-1117

t: (858) 550-6000 f: (858) 550-6420 cooley.com

Cidara Therapeutics, Inc.

July 19, 2024

Page Two

Our opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

COOLEY LLP

By:	/s/ Charles J. Bair
Charles J. Bair

Cooley LLP 10265 Science Center Drive San Diego, CA 92121-1117

t: (858) 550-6000 f: (858) 550-6420 cooley.com